Exhibit 99.4

UNITED STATES ENVIRONMENTAL PROTECTION AGENCY
WASHINGTON, D.C. 20460

BEFORE THE UNITED STATES ENVIRONMENTAL PROTECTION  AGENCY

                )
In the matter of:                     )
Transocean Deepwater Inc.;  )
Transocean Offshore             )
Deepwater Drilling Inc.;         )
Transocean Holdings LLC;    )
Triton Asset Leasing GMBH )

OFFICE OF ADMINISTRATION AND RESOURCES MANAGEMENT

EPA Case Nos. 13-0184-00; 13-0184-01; 13-0184-
02; 13-0184-03

ADMINISTRATIVE AGREEMENT

I. INTRODUCTION

This Administrative Agreement ("Agreement") is made between the United States Environmental Protection Agency ("EPA"),  acting as lead Federal agency, and TRANSOCEAN DEEPWATER  INC.; TRANSOCEAN  OFFSHORE DEEPWATER  INC.; TRANSOCEAN HOLDINGS LLC; and TRITON ASSET LEASING GMBH (hereinafter  collectively referred to as "Respondents") in order to resolve all matters relating to suspension, debarment, and statutory disqualification arising from TRANSOCEAN  DEEPWATER  INC.'s violation of the Clean

Water Act (''CWA"),  33 U.S.C. § l319(c)(4)).

II. DEFINITIONS

1.           AGENTS. Any person(s) as defined by 2 C.F.R. §180.985,  who act(s) on behalf of or who is authorized by a Respondent to commit the Respondent in a business transaction or to work on projects funded by Federal assistance or procurement programs.

2.           AFFILIATES. As defined in 2 C.F.R. §180.905, an affiliate to a Respondent is any entity that directly or indirectly, controls or is controlled or has the power to control or be controlled by the Respondent. In addition, an affiliate to a Respondent is any entity that is controlled by the same third party as the Respondent. Indicia of control include, but are not limited to: (a) interlocking management or ownership; (b) identity of interests among family members; (c) shared facilities and equipment; (d) common use of employees; or (e) a business entity which has been organized following the exclusion of a person which has the same or similar management, ownership, or principal employees as the excluded person.

Internet Address (URL) •
http://www.epa.gov
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3.           ARMS LENGTH TRANSACTION. A bona fide transaction between a purchaser and a seller, each acting independently and having no relationship to each other. Both parties in the transaction are acting in their own self-interest and are not subject to any pressure or duress from the other party. ·

4.           CONTRACT PERSONNEL. An employee who works for one organization (and its salary and benefits structure) that sells the employee's services to another company on a project or time basis.

5.           CONTRACTOR. Any individual or other legal entity with whom a Respondent has a primary mutually binding legal relationship or contract to conduct business or provide services.

6.           EMPLOYEES.  Includes any person providing services on behalf of Respondents and certain persons providing services to the Respondents. This includes, but is not limited to, permanent, temporary, full-time, or part-time employees; contract personnel; volunteers; agents; and "principals" as defined at Paragraph  II  below.

7.           EPA AUTHORIZED  REPRESENTATIVE(S). The EPA official(s) who is the primary

EPA contact(s) for the purpose of monitoring the Agreement. That person(s) is listed at Paragraph 82. All matters involving the Agreement shall be coordinated through this person(s), including but not limited to questions, submittals and other communication.

8.           FEDERAL GOVERNMENT.  Any department, agency division, or independent establishment of the executive  branch of the Federal Government of the United States.

9.           GOVERNMENT  ENTITY. Includes, but is not limited to all U.S. federal, state, commonwealth, territory and local governments, and other U.S. possessions including the District of Columbia, and the Commonwealth  of Puerto Rico.

10.           PERIOD OF TIME. The number of days as referenced in the Agreement shall be calculated by calendar days that includes, but is not limited to, weekends, holidays or other days during the calendar year.

11 .           PRINCIPALS. As defined in 2 C.F.R. §180.995 and 48 C.F.R. §2.101(b).  Includes, but is not limited to, officers, directors, owners, partners, agents or other members of the Board of Directors, managers, supervisors or other persons within the company with management or supervisory responsibilities.

12.           RESPONDENT.  A person against whom the agency has initiated or is considering initiating a debarment or suspension action, or is facing a potential statutory disqualification or is statutorily disqualified. As defined in 2 C.F.R. §180.985, a person means any individual, corporation, partnership, association, unit of government, or legal entity, however organized, including, but not limited to, any of its subsidiaries, business units, divisions, offices, sections, branches and facilities in the United States. ·

13.           RESPONDENTS' AUTHORIZED  REPRESENTATIVE(S). The Respondents' official(s) who is the Respondents' primary contact(s) for the purpose of the Respondents' compliance to the Agreement. That person(s) is listed at Paragraph 82 herein. All matters involving the Agreement shall be coordinated through this person(s), including but not limited to questions, requests and other communication.

14.           SUBCONTRACTOR. Any individual or other legal entity with whom a Respondent has a mutually binding legal relationship or contract.

15.          SUPPLIERS. Any individual or other legal entity that provides tangible good or equipment, parts, or any other item to a Respondent.

III. PREAMBLE

Parties

16.           TRANSOCEAN  DEEPWATER INC. ("TDI") is a Delaware corporation operating in the United States from offices in Houston, Texas. TDI is an indirect wholly owned subsidiary of Transocean Ltd., a Swiss corporation with principal offices in Vernier, Switzerland, that is the ultimate parent of the Transocean group of companies, which together constitute "the world's largest offshore drilling contractor." See Attachment 1, Jan. 14, 2013 Submission to EPA, at 4. TDI directly employs offshore personnel in connection with operations of the Transocean group of companies in waters of the United States.

17.           TRANSOCEAN  OFFSHORE  DEEPWATER DRILLING INC. ("TODDI") is a

Delaware corporation operating in the United States from offices in Houston, Texas. TODDI is an indirect wholly owned subsidiary of Transocean  Ltd., and directly employs onshore personnel in connection with operations of the Transocean group of companies in the United States.

   18.           TRANSOCEAN  HOLDINGS LLC ("TH") is a Delaware corporation operating in the United States from offices in Houston, Texas. TH is an indirect wholly owned subsidiary of Transocean Ltd., and enters into contracts for the provision of drilling equipment, crew and services, including the Deepwater Horizon contract, discussed below.

   19.           TRITON ASSET LEASING GMBH ("TRITON") is a Swiss company, and is an indirect wholly owned subsidiary of Transocean Ltd. TRITON owned the Deepwater Horizon mobile drilling rig, discussed below.

Factual Background

  20.           TDI employs hundreds of employees who work throughout the Gulf of Mexico on deepwater oil and natural gas drilling operations. At all times relevant to this "Factual Background" section, TDI resided in, and engaged in regular business throughout, the states bordering the Gulf of Mexico, including the Eastern District of Louisiana, and maintained headquarters offices for Gulf operations in Houston, Texas.

   21.          On or about May 2008, BP Exploration and Production ("BPXP") entered into a lease with the Minerals Management Service, granting BPXP the rights to oil and gas reservoirs at a site called Mississi ppi Canyon Prospect# 252 ("MC252") on the Outer Continental  Shelf in the Gulf of Mexico. A well drilled at MC252, which BPXP referred to as the "Macondo  well," was located approximatel y 48 miles from the Louisiana shoreline at 5,000 feet below sea level.

22.           TH was contracted to provide BPXP with a mobile offshore drilling unit and crew employed by TDI to implement BPXP's drilling plan for the Macondo well. TDI, along with BPXP, had a duty to maintain well control. Entailed in this duty were responsi bilities related to conducting safe drilling and rig operations, ensuring the safety of personnel onboard and preventing accidents that could impact the environment.

23.           On or about October 6, 2009, TDI began drilling the Macondo well using the Marianas drilling rig. On or about November 9, 2009, work was halted on the Macondo well due to Hurricane Ida.

24.           On or about January 31, 2010, using the Deepwater Horizon drilling rig, TDI resumed drilling of the Macondo well pursuant to BPXP's  well design, drilling programs, and instructions. On or about April 9, 2010, drilling of the Macondo well was completed,  at a total depth of approximately  18,360 feet below sea level.

25.           On or about April20, 2010, after the Macondo well was cased and cemented, the Deepwater Horizon remained, within the meaning of the Outer Continental Shelf Lands Act, 43

U.S.C. 1 333(a)(l), temporarily attached to and erected on the seabed ofthe Outer Continental Shelf in the Gulf of Mexico, to assist BPXP, as defined by contract, in BPXP's exploration and development of resources from the Outer Continental Shelf, to wit: oil and natural gas. On that date, preparations began to temporarily abandon the well. Temporary  abandonment is the process of securing a well to allow a rig to safely remove its blowout preventer ("BOP") and riser from a well and depart the site without oil or natural gas leaking from the reservoir. Such a reservoir leak can be catastrophic.

26.           A critical part of the temporary abandonment procedure for the Macondo well was what is known in the industry as "negative testing" or "negative pressure testing." Negative testing assesses whether the cement pumped to the bottom of the well has isolated the reservoir's oil and natural gas from the pipe, known as the casing, which runs from the bottom of the well up to the wellhead at the seafloor.

27.           To conduct a negative test, the pressure exerted by drilling mud and other fluids in the well outward toward the oil and natural gas reservoir is reduced below the pressure exerted inward by the reservoir toward the well, creating what is known in the industry as an "underbalanced condition." The well is then monitored for any increase in pressure or flow indicating that fluid is flowing up the well. During a negative test, if pressure is bled offto zero, then a pressure increase above zero pounds per square inch or fluid flow not otherwise accounted for may be an indication that the well is not secure and that natural gas, oil or other fluids from the reservoir are entering the well. Rig personnel who observe any indication of a potential influx from the formation into the well are trained, as part of their well control duties, to ensure the well is shut in so that the indication of an influx may be appropriately addressed.

28.
As part of their duties, TDI and BPXP were required to monitor the Macondo well and take appropriate action during the negative test in accordance with the standard of care applicable in the deepwater oil exploration industry.

29.           During the evening of April20, 2010, TDI, together with BPXP, conducted negative testing on the Macondo well. During approximately  the first two hours of testing, a drill pipe inserted several thousand feet into the well was monitored for pressure. TDI and BPXP observed pressure build up on the drill pipe multiple times. The crew commenced, but did not complete, investigation of the pressure anomalies.

30.           BPXP's Well Site Leaders eventually instructed TDI, and TDI agreed, to begin monitoring the negative testing on the "kill line" instead of the drill pipe. Both BPXP and TDI continued to observe abnormal pressure on the drill pipe while monitoring the kill line for flow. Based on the lack of flow on the kill line, the negative testing ultimately was deemed successful notwithstanding the continuing abnormal pressure on the drill pipe. BPXP and TDI did not take further steps to investigate the sources of the abnormal drill pipe pressure, which was neither correctly explained nor remediated.

31.           Following the negative testing, at approximately 8:00p.m., BPXP's Well Site Leaders instructed TDI, and TDI agreed, to proceed with displacing the heavier drilling mud in the well with lighter weight seawater.  Hydrocarbons migrated up the well and towards the Deepwater Horizon on the surface of the Gulf.

32.           Later that same evening, a blowout occurred. Natural gas and oil that had entered the well rushed up the riser and onto the rig floor. The natural gas ignited, causing multiple explosions. A fire onboard the Deepwater Horizon burned for two days, and resulted in the rig sinking on or about April22, 2010. Beginning at the time ofthe blowout, oil and natural gas flowed into the Gulf of Mexico.

33.           TDI's  conduct violated its duty to exercise well control in accordance with the standard of care applicable in the deepwater oil exploration industry.

34.           TDI's negligent conduct, together with the negligent conduct of others, was a proximate cause of the blowout and the discharge of certain quantities of oil and natural gas from the Macondo well into the Gulf of Mexico.

35.           On or about April20, 2010, TDI, together with others, did negligently discharge and cause to be discharged oil in connection with activities under the Outer Continental Shelf Lands Act and which affected natural resources belonging to, appertaining to, and under the exclusive management authority of the United States, in such quantities as may be, and were in fact, harmful, in violation of33 U.S.C. §§ 1319(c)(I)(A) and 132l(b)(3).

Criminal Proceedings

36.           On or about January 3, 2013, the U.S. Attorney for the Eastern District of Louisiana and Assistant Attorney General for the United States, Criminal Division, filed a one count Information in the U.S. District Court for the Eastern District of Louisiana ("District Court") charging TDI with one count of violating the Clean Water Act ("CWA"), 33 U.S.C. §§

1319(c)(l)(A) and 1 321(b)(3). The same day, TDI agreed to plead guilty to that CWA violation.

37.           On or about February 14, 2013, TDI was convicted by the District Court on one count of violating the CWA, 33 U.S.C. §§ 1319(c)(1)(A) and 1321(b)(3).

Correction of Conditions Giving Rise to the CWA Violation

38.           As part of the aforementioned plea agreement, TDI has agreed to pay over time criminal recoveries totaling $400 million (a $100 million criminal fine and $300 million in combined payments to the National Academy of Sciences and the National Fish and Wildlife Foundation). In addition, TDI agreed to a five-year term of probation.

39.           Separate from the plea agreement, Respondents have agreed to resolve outstanding civil litigation brought by the United States in the District Court with the filing of a Partial Consent Decree ("Consent Decree").  The Consent Decree contains numerous injunctive-relief  provisions intended to improve performance and prevent recurrence of incidents like the Macondo well blowout. Respondents' obligations under the Consent Decree will be more fully detailed in a Performance Plan to be submitted to the United States for approval no later than 120 days after entry of the Consent Decree. Provisions of the Consent Decree that are in place or are in progress include:

a.           Developing and implementing stop-work authority procedures giving Respondents'  personnel and contractors the responsibility and authority to stop work at Respondents'  operations in response to perceived risk or significant danger.

b.           Performing BOP repairs using original equipment manufacturer e'OEM") parts, unless the manufacturer no longer supplies such parts.

c.           Maintaining batteries used in BOP emergency controls systems according to OEM recommendations.

d.           Surface testing BOP blind sheer rams in accordance with OEM specifications and regulatory requirements.

e.           Obtaining third-party certification for Respondents' Houston training center and making space available at that training center for representatives of the United States.

f.           Implementing a Competence Assessment Management System ("CAMS") to develop standards of compliance for Drillers, Senior Subsea Supervisors,  Subsea Supervisors, and Dynamic Positioning Officers. Respondents have obtained third party certification of this system from the Offshore Petroleum Industry Training Organization.

g.           Implementing a Competence Assessment Program to assess the capabilities of Drillers, Senior Subsea Supervisors, Subsea Supervisors, and Dynamic Positioning Officers.

h.           Implementing  a Global Management System to forward operational alerts issued at the corporate level to all Transocean rigs operating in waters of the United States. This system replaces Respondents' prior practice of using email to disseminate such alerts.

               i.           Beginning the ongoing process of reviewing and evaluating commercially available real-time monitoring technology applicable to drilling contractors.

j.            Participating in tabletop training exercises organized when requested by operators (such as BPXP), including at least three such exercises in the past year.

k.           Participating in weekly rig-based emergency response drills.

1.           Establishing a Technology  Innovation Group to develop next-generation solutions with respect to BOPs and safety equipment.

40.           Beyond their obligations  under the Consent Decree that have been implemented or are in progress, Respondents have also implemented a series of additional environmental safety improvements in the period following the Macondo well blowout and loss of the Deepwater Horizon, including:

a.           Issuing a revised well control manual incorporating improved negative testing procedures and specific guidance on well control barrier requirements.

b.	Implementing new procedures to increase centralized control over Respondents' internal rig management system audits.

c.           Developing  International Association of Drilling Contractors standard Safety Cases for all drilling operations.

d.           Revamping central control of BOP safety testing, ensuring that appropriate procedures are set at the corporate level and that BOPs are tested under more rigorous standards than were in place prior to the Macondo well incident.

e.           Completing a gap assessment of internal policies and procedures against the requirements of operators' Safety and Environmental Management Systems.

f.           Revising Respondents'  Environmental Management System ("EMS") in July 2011 .

41.           Finally, Respondents continue to maintain a 24-hour global hotline through a third-party provider (The Network, Inc.) for the reporting of environmental, safety, and ethical concerns.

42.           Respondents and EPA agree that the conviction and the conduct as set forth in the above mentioned facts are causes for debarment pursuant to 2 C.F.R. Parts 180 and 1532 and 48 C.F.R. Subpart 9.4.  Respondents  wish to resolve the potential discretionary debarment and statutory disqualification actions arising out of the above-mentioned  facts. In support oftheir efforts to resolve this matter amicabl y, Respondents have submitted documentation  to EPA's  Suspension and Debarment Division ("SOD") describing the measures Respondents have adopted to improve performance and prevent recurrence of the conditions/events which gave rise to the CWA violation.

43.
Based upon the information as stated above and Respondents' corrective actions as represented in the recitals and in the terms and conditions of th is Agreement, and all documentation submitted in support of this Agreement, EPA will not take a discretionary debarment action against Respondents based on the CWA conviction and/or relevant facts underl ying that conviction as detailed above. Furthermore, the EPA Suspension and Debarment Official ("SDO") will certify that, subject to Respondents' meeting the terms and conditions stated below, Respondents have adopted measures to correct the conditions giving rise to TDI's violation of the CWA, and will lift the statutory disqualification effected by CWA Section 508,

33 u.s.c. § 1368.

 IV. TERMS AND CONDITIONS

NOW WHEREFORE,  RESPONDENTS, recognizing that the criminal conviction described above is a grounds for debarment as it raises issues concerning present responsibility as a Government contractor, subcontractor, contractor under a Government assistance agreement or assistance participant; understanding the mu tual benefit of demonstrating  business integrity; ensuring the integrity of procurement and assistance programs of the EPA and other Federal  . agencies; and resolving issues of discretionary suspension and debarment pursuant to 48 C.F.R. Subpart 9.4; 2 C.F.R. §§ 1 80 and 1532; and statutory disqual ification under Section 508(a) ofthe CWA, 33 U.S.C. § 1368(a), agree as follows:

Specific Terms

44.            APPLICABILITY.The terms of this agreement shall appl y to the operations of the named Respondents in the U nited States, incl uding the waters of the United States. In addition, Respondents shall deliver to the EPA Authorized Representative a document in which: (a) Transocean Ltd. irrevocably guarantees that, in the event of any failure of the Respondents to meet their obligations under this Agreement, Transocean Ltd. will cause the Respondents or one or more of its other subsidiaries  to meet such obligations; (b) Transocean Ltd. irrevocably commits that it will comply, and will cause each of its other subsidiaries to comply, with the terms of this Agreement as they apply to any operations in the United States, including the waters of the United States; (c) Transocean Ltd. consents to the jurisdiction ofthe U.S. courts solely for purposes of enforcing the guarantee and the commitment; and (d) Transocean Ltd. provides that any legal successor or assign of Transocean Ltd. shall remain liable for the guarantee and the commitment set out above, and an agreement to so remain liable shall be included by Transocean Ltd. in the terms of any sale of Transocean Ltd., acquisition of Transocean Ltd. by any other entity, or merger of Transocean Ltd. into any other entity. Respondents shall deliver to the EPA Authorized Representative such document within sixty (60) days of the effective date of this Agreement or ten business days after the next regular!y scheduled board meeting of Transocean Ltd., whichever occurs sooner.

45.       PLEA  AGREEMENT. Respondents shall comply with the terms and conditions of the Plea Agreement, attached hereto as Attachment 1  and incorporated by reference, and conditions of probation imposed by the District Court. Specifically:

a.   The Parties agree that any violation of the terms and/or conditions of the Plea

Agreement and its attachments shall constitute a material breach of this Agreement.

b.   Respondents shall notify the EPA Authorized Representative of any violation of the Plea Agreement or failure to comply with the recommended conditions of probation within ten (10) calendar days of discovery of such violation or compliance fail ure by a Sector Manager (as identified in the Performance Plan approved under the Consent Decree).

c.   Respondents shall submit to the EPA Authorized Representative any correspondence Respondents are required to submit to the United States government (U.S. Attorney, U.S. Probation Office, etc.) pursuant to the terms of the Plea Agreement and conditions of probation.

46.           CIVIL CONSENT DECREE. Respondents shall comply with all terms and conditions of the Consent Decree, attached hereto as Attachment 2 and, except for Article XI (Dispute Resolution), incorporated by reference.

a.            Respondents shall satisfy any and all requirements of any Performance Plan approved by the United States pursuant to the Consent Decree. Further, upon approval by the United States, the Performance Plan shall be incorporated into this Agreement, and shall be attached to this Agreement as Attachment 3. Failure by the Respondents to submit the Performance Plan to the United States for approval within 120 days of the Date of Entry of the Consent Decree shall constitute a material breach of this Agreement.

b.           The Parties agree that any material violation ofthe terms and/or conditions of the Consent Decree shall constitute a material breach of this Agreement.

c.           Respondents shall notify the EPA Authorized Representative of any violation of the Consent Decree within ten (10) calendar days of discovery of such violation or compliance failure by a Sector Manager (as identified in the Performance Plan approved under the Consent Decree).

d.   Respondents shall submit to the EPA Authorized Representative any correspondence Respondents are required to submit to the United States government (U.S. Attorney, U.S. Probation Office, etc.) pursuant to the terms of the Consent Decree.

47.           EXISTING PROGRAMS. Except to the extent the Plea Agreement or Consent Decree requires otherwise, Respondents shall continue to implement all programs and systems described in Respondents' December 31,2012 and January 14,2013 submissions to the EPA, attached hereto as Attachments 4 and 5 and incorporated by reference.  Specifically, Respondents shall:

a.           Continue with the scheduled revision of the Transocean EMS in April2013.

b.           Maintain the 24-hour hotline through the The Network, Inc or another third-party compliance hotline provider with similar capabilities.

c.           Maintain in operation the Transocean Code oflntegrity.

d.           Continue the "Share Concerns ... Promote Integrity" campaign promoting the aforementioned  hotline and Code of Integrity.

e.           Maintain in operation their Legal Compliance & Ethics ("LCE") program.

Respondents' obligations under this Agreement shall not affect Respondents' ability to make incremental revisions and improvements to the programs and systems described above.

48.           INDEPENDENT CONSENT DECREE AUDITOR AND INDEPENDENT PROCESS SAFETY CONSULTANT. Pursuant to the Consent Decree; and as a part of the Performance Plan approved by the United States, Respondents will retain, at their own expense and with no recourse to EPA, an Independent Consent Decree Compliance Auditor (the "Independent Consent Decree Auditor") and an Independent Process Safety Consultant.

a.
The Independent Consent Decree Auditor shall assess and report to the EPA Authorized Representative and Independent EPA Compliance Auditor, discussed below, regarding Respondents' compliance with the terms of the Plea Agreement and Consent Decree. Such reports shall be made each calendar year following the entry of the Consent Decree, by April 2 of the following year.

b.           Any reports developed by the Independent Consent Decree Auditor or the Independent Process Safety Consultant pursuant to the Consent Decree must be submitted to the EPA Authorized Representative in accordance with the schedule set out by the Consent Decree for submission to the United States.

49.           INDEPENDENT  EPA COMPLIANCE AUDITOR. Respondents shall engage, at their own expense and without recourse to EPA, an experienced Independent EPA Compliance Auditor whose qualifications are acceptable to the EPA to oversee this Agreement.

a.           No later than fourteen (14) days after the effective date of this Agreement, Respondents shall provide the EPA SOD Director with a list of at least two (2) potential Independent EPA Compliance Auditors for EPA's approval. Respondents' submission should contain the name, telephone number, email address, current position, resume, and duties of each of the potential Independent EPA Compliance Auditors. Respondents shall also provide a statement by each potential Independent EPA Compliance Auditor regarding its ability to access the appropriate resources to effectively audit this
Agreement and its past experience with managing resources to audit similar Agreements.

b.           Should the SDD Director determine that none of Respondents'  proposed Independent EPA Compliance Auditor are acceptable for the purposes of this Agreement, Respondents shall promptly nominate additional potential Independent EPA Compliance Auditors for approval  by EPA within fourteen (14) days of notification of denial.

c.           Upon notification by EPA that the SDD Director has determined that any one of all or the proposed Independent EPA Compliance Auditors are acceptable, Respondents shall select one of the proposed Independent EPA Compliance Auditors whose qualifications were acceptable to the SDD Director to serve as the Independent EPA Compliance Auditor for this Agreement.

    d.           Particular Duties. It will be the Independent EPA Compliance Auditor's duty to certify Respondents' compliance with this Agreement to the EPA. The Independent EPA Compliance Auditor will review any reports developed by Respondents, the Independent Consent Decree Auditor, or the Independent Process Safety Consultant pursuant to the Plea Agreement, Consent Decree or this Agreement, and shall certify to the EPA whether or not Respondents have complied with the terms of this Agreement during the reporting period. The Independent EPA Compliance Auditor's certifications must be received by the EPA no later than thirty (30) days after receipt of Respondents' annual reports as discussed in Paragraph 50 below. Should the Independent EPA Compliance Auditor conclude that Respondents are not in compliance with this Agreement, the Independent EPA Compliance Auditor shall prepare a report consisting of an itemized listing of findings with clear and concise corrective action plans that include specific dates for prompt and reasonable response. After review of the Independent EPA Compliance Monitor's certification, the EPA, at its discretion, may provide additional recommendations to Respondents. If recommendations are provided to Respondents by either EPA or the Independent EPA Compliance Auditor, Respondents shall deliver a written response to EPA and the EPA Independent Compliance Auditor within ninety

(90) days of: (a) the EPA's provision of additional recommendations; or (b) the EPA's provision of notice of no additional recommendations. Respondents' written response shall include an action plan for implementing any proposed changes that Respondents agree are appropriate and information in support of Respondents' request not to address certain recommendations from the EPA and/or EPA Independent Compliance Auditor. Such requests shall be considered by the EPA Authorized Representative  within thirty (30) days of receipt.

It is the expectation of the Parties that the Independent EPA Compliance Auditor's obligation to certify Respondents'  compliance with this Agreement can be completed based on Respondents' annual reports required under this Agreement and any reports and/or other documentation developed by Respondents, the Independent Consent Decree Auditor, or the Independent Process Safety Consultant pursuant to the Consent Decree. However, in the event that the Independent EPA Compliance Auditor is unable to certify compliance on that basis, the Independen t EPA Compliance Auditor shall be provided the same access to materials and employees and to contractor employees and supervisors as the EPA Authorized Representative as outlined in Paragraph 58 ofthis Agreement

    e.           The Independent EPA Compliance Auditor shall provide an agreed upon work plan or program, in accordance with the scope and provisions of this Agreement, as soon as possible, but no later than fourteen (14) days after notification to Respondents that a nominee is acceptable to the SDD Director.

    f.           Any change of Independent EPA Compliance Auditor requires prior approval from the EPA. Should the EPA become concerned with the performance ofthe Independent EPA Compliance Auditor, the EPA Authorized Representative(s) will raise those concerns to the attention of Respondents and the Independent EPA Compliance Auditor. Ifthe EPA's concerns are not resolved promptly, the EPA Authorized Representative(s) shall refer the matter to the EPA SDD Counsel, who, in consultation with the SDO, may require Respondents to propose a new Independent EPA Compliance Auditor within fourteen (14) days of EPA 's notification. Te same process and time requirements for the initial selection of the Independent EPA Compliance Auditor as set forth in this provision apply for selection of a replacement Independent EPA Compliance Auditor.

    g.           Nature of Employment. The Independent EPA Compliance Auditor serves to provide an independent verification of the Respondents'  compliance with this Agreement. The Independent EPA Compliance Auditor shall not be an agent of Respondents, and his or her work shall not be subject to Respondents' assertion of the attorney-client  or work product privilege doctrines. The Independent EPA Compliance Auditor shall be an independent part y who is appropriately certified, licensed, or otherwise adequately qualified, and who has had no previous business relationship with Respondents that would create an actual or apparent conflict of interest in auditing Respondents' compliance with this Agreement.

    h.           Annual Cert ification of Independence. Upon nomination, and upon each anniversary of the effective date of this Agreement, Respondents shall furnish EPA with an affidavit from the Independent EPA Compliance Auditor certifying that it has no financial, professional, personal, familial or other interest that would create an actual or apparent conflict of interest with Respondents, Respondents' employees or affiliates, other than that arising from the appointment as the Independent EPA Compliance Auditor. The affidavit must also certify that the Independent EPA Compliance Auditor's representation of any other client will not create a conflict of interest, or the appearance of a conflict of interest, in fulfilling responsibilities as Independent EPA Compliance Auditor.

   i.           It is Respondents' responsibility to hire a qualified Independent EPA Compliance Auditor. Due to general standards of ethical conduct for government employees, no EPA official or employee may direct Respondents to hire a particular individual or firm as an Independent EPA Compliance Auditor. Respondents will not request that any representative of EPA identify or suggest qualified auditors. However, upon request, EPA can refer Respondents to organizations that may have a list of Independent  EPA Compliance Auditor.

 Limitations on Duties. The Independent EPA Compliance Auditor shall have only the duties, responsibilities, and authority conferred by this Agreement, shall not have executive or management functions, and shall not replace or assume the role of any of Respondents' officers, executives, directors, managers, or supervisors. Nor shall the Independent EPA Compliance Auditor exercise the regulatory, enforcement, or other roles of the EPA except as otherwise contemplated in this Agreement.

k.           Respondents shall ensure that the Independent EPA Compliance Auditor receives a copy of any document submitted to EPA pursuant to this Agreement. Respondents shall require the Independent EPA Compliance Auditor to annually review Respondents' reports, any supporting documentation, and any other documentation  required pursuant to this Agreement, in order to prepare the EPA Compliance Auditor's annual certification of Respondents'  compliance with this Agreement.

I.           As set forth in Paragraph 58 ofthis Agreement, EPA may at its discretion, conduct an audit of Respondents'  compliance with the terms of this Agreement. EPA may elect to have the Independent EPA Compliance Auditor accompany and assist EPA on the audit at Respondents' expense. The Independent EPA Compliance Auditor may, at EPA's election, conduct audit activities set forth in Paragraph 58 including, but not limited to, interviewing any of Respondents'  employees, reviewing Respondents' files or other documents required pursuant to this Agreement, touring Respondents'  facilities, developing documents to prepare for the interview, and drafting the Audit Report.

50.           REPORTS. Each calendar year after the effective date of this Agreement, by April2 of the following year, Respondents shall prepare and submit a written report to the EPA Authorized Representative describing the measures taken by Respondents during the previous year to ensure compliance with this Agreement. The initial report shall be due April 2 of the year following the year in which this Agreement becomes effective. Subsequent reports shall be due on April 2 of each succeeding year. Respondents'  failure to meet these requirements on or before the dates agreed to may constitute a breach of this Agreement. The reports shall include but not be limited to:

a.           Standards of conduct, ethics, and compliance training conducted involving Respondents' employees with responsibilities for operations in the United States, including the waters of the U nited States, the subject matter covered, and the number and duty position of the persons who attended.

b.           The initiation of and status of any ongoing governmental investigation of Respondents, or any legal proceedings brought by any government agency involving Responden ts, including times, places, and subject matter of search warrants, subpoenas, criminal charges, criminal or civil agreements, etc., insofar as such investigations or proceedings pertain in any way to operations in the United States, including the waters of the United States.

c.           A report identifying all calls made to the company confidential toll-free line, and any instances of suspected misconduct brought to the attention of management through any other channel during the year, insofar as such calls or instances of suspected misconduct pertain in any way to operations in the United States, including the waters of the United States, and involve allegations of any violation(s) of state or federal environmental  laws, Foreign Corrupt Practices Act, false statements, false claims, corruption, conflict of interest or antitrust violations. Such reports shall summarize the facts of each matter, stating the date and source (generically identified only as employee, consultant, outsider, etc.), medium of the report, the date and nature of the reported conduct, type and results of any internal investigation, corrective and/or disciplinary action and date of feedback to the source of the information. Matters pending resolution at the time of a reporting period shall continue to be reported until final resolution of the matter is reported. If the company has received no reports, Respondents shall report that fact. For purposes of this clause, Respondents may summarize the matters reported. Respondents' complete files on each case, however, shall be made available to the EPA
Authorized Representative upon request, with the exception of any materials protected by a valid claim of attorney-client  privilege or work-product doctrine.

d.           A statement of any material problems or weaknesses identified in Respondents' environmental  and ethics programs, corrective action proposed or initiated, and the status of any corrective action, insofar as such problems or weaknesses pertain in any way to operations in the United States, including the waters ofthe United States .

51.           ACKNOWLEDGEMENT. By their endorsement ofthis Agreement, Respondents acknowledge the facts related to the actions of Respondents and their employees as stated in the Recitals herein are true and constitute grounds for suspension, debarment and/or statutory disqualification of the company.

General Provisions

52.           LANGUAGES. All communications to employees, including but not limited to written materials, oral communication, and training required under this Agreement, will be provided in English and when the employee has a limited ability to read, write or understand English, in another language in which the employee is sufficiently fluent to assure that each employee understands all elements of the communication. Respondents must take reasonable steps to determine whether their individual employees require language assistance.

53.           NOTICE TO EMPLOYEES. Respondents will notify all employees of the fact and substance of this Agreement, the nature of the wrongdoing leading to this Agreement, and the importance of each employee abiding by the terms and conditions of this Agreement and all requirements of law, regulations, and Respondents'  policies and procedures during the term of the Agreement. New employees shall be notified within ten (10) calendar days of their employment with Respondents as provided in this provision below.

Respondents may provide employees such notification of this Agreement by posting the Agreement on the Respondents' intranet site in such a manner as to ensure ready access by all employees and in the Respondents' employee break areas or other similar common areas normally used to post notices for employees, if such areas or intranet site exists. If posting this Agreement on the Respondents' intranet and common area as set forth herein does not ensure access to all employees, Respondents shall send this Agreement to all employees and principals and obtain written and signed documentation from each employee certifying that each employee reviewed and understands the Agreement.

54.           CORPORATE  OFFICIAL'S CERTIFICATION.  Respondents' chief corporate official(s) shall certify annually that Respondents are in compliance with all terms and conditions of this Agreement.

55.           REPORTS OF LEGAL PROCEEDINGS.  Respondents represent to the EPA that, to the best of their knowledge, neither they nor any of their principals or affiliates are currently under criminal or civil investigation by any federal , state, or local government entity.

In addition to any periodic written reports, Respondents shall notify the EPA Authorized Representative as soon as possible or, at a minimum, within ten (10) calendar days of the time Respondents know or should have known of:

a.           The initiation or continued development of any criminal or civil investigation by any federal, state, or local government entity involving allegations of any violation(s) of state or federal environmental  laws, Foreign Corrupt Practices Act, false statements, false claims, corruption, conflict of interest or antitrust violations, if Respondents have reason to believe that it or any of their principal s, affiliates, employees, or agents is a target or subject of such investigation. "Initiation or continued development" in a criminal matter includes, but is not limited to, the issuance of a subpoena, the execution of search warrant, or formal charges and "initiation or continued development" in a civil matter includes, but is not limited to, the commencement of discovery, depositions, the issuance of administrative subpoenas, administrative adjudication, and the issuance of show cause orders.

b.           Initiation of any legal action including, but not limited to, qui tam actions or citizen suits against Respondents or any of their principals, affiliates, employees, or agents by any entity alleging violations of any state or federal environmental  laws, the Foreign Corrupt Practices Act, false statements to government authorities or public filings, including filings required by U.S. security laws, false claims for government reimbursement, corruption, conflict of interest, or anti-trust violations, insofar as such actions pertain in any way to operations in the United States, including the waters of the United States.

c.           Criminal charges; civil law suits; or administrative proceedings, including suspension or debarment actions; brought by any governmental entity against Respondents or any of their principals, affiliates, employees, or agents, in a matter relating to the business of Respondents, insofar as such charges, suits, or proceedings pertain in any way to operations in the United States, including the waters of the United States.

d.           Any conviction or guilty plea, nolo contendere plea, deferred prosecution agreement, pre-trial diversion agreement, civil judgment or civil consent decree in which the Respondents or any of their principals, affiliates, employees, or agents are parties in a matter relating to the business of Respondents, insofar as such resolutions pertain in any way to operations in the United States, including the waters ofthe United States.

56.           REPORTS OF MISCONDUCT. Respondents shall report to the EPA Authorized Representative, within ten ( l 0) calendar days of discovery by a principal(s), any suspected misconduct, which there are reasonable grounds to believe may constitute a violation of criminal or civil law or a state or federal administrative action or agreement, when such misconduct is in any way related to the Respondents'  businesses, insofar as such suspected misconduct pertains in any way to operations in the United States, including the waters of the United States. The misconduct to be reported pursuant to this provision includes misconduct by Respondents' employees, affiliates, agents, subcontractors, suppliers, and employees of a government entity as related in any manner to Respondents'  business with a government entity.

Respondents will investigate all reports of such misconduct that come to their attention and will notify the EPA Authorized Representative of the outcome of such investigations and any potential or actual impact on any aspect of Respondents' business with a government entity.

Respondents will take corrective action, including prompt restitution when established by a court or a tribunal with competent jurisdiction or agreed upon between the parties, of any harm to the Government. Respondents will include summary reports of the status of each such investigation to the EPA Authorized Representative in the reports submitted pursuant to this Agreement until each matter is finally resolved. This requirement does not in any way waive Respondents' obligations to submit reports pursuant to any other section in this Agreement or requirements of Federal Acquisition Regulation (FAR) 9.406-2 (b)(l)(vi) and 9.407-2 (a)(8), if applicable, or any other statutory or regulatory reporting requirement.

57.           SCHEDULE OF AUDIT REPORTS. Respondents agree to  provide the EPA Authorized Representative, as part of the annual report described in Paragraph 50 of this Agreement, a schedule of all internal and independent outside audit reports, relating to: (a) environmental compliance; (b) health and safety compliance; and (c) corporate integrity and business ethics. The annual schedule of audit reports shall include a description of the audit, the name and contact information of the auditor and, when applicable, dates or proposed dates of the audits.

58.           GOVERNMENT AUDITS AND ACCESS TO RECORDS AND INFORMATION. In addition to any other right the Government may have by statute, regulation, or contract, the EPA Authorized Representative may examine Respondents' books, records, and other company documents and supporting materials for the purpose of verifying and eva!uating:

a.           Respondents' compliance with the terms and conditions of this Agreement;

b.           Respondents' business conduct in their dealings with all of their customers, including the Government;

c.           Respondents' compliance with federal Jaws, regulations, and procurement policies and with accepted business practices; and

d.           Respondents' compliance with the requirements of Government contracts, covered transactions, or subcontracts.

The materials described above shall be made available by Respondents at all reasonable times for inspection, audit, or reproduction.  Further, for purposes of this provision, the EPA Authorized Representative may interview any of Respondents' employees at the employee's place of business during normal business hours or at such other place and time as may be mutually agreed between the employee and the EPA auditor(s). Employees who are managers or supervisors or at a higher level may not be interviewed without a representative of Respondents being present, unless Respondents authorize such an interview. Other employees will be interviewed without a representative of Respondents or Respondents'  employees or principals being present. The employee may be represented personally by his own counsel, a union representative, or other representative not associated with the Respondents if requested by the employee. The employee also may decline to be interviewed.

Respondents agree  to pay the U.S. Treasury as miscellaneous receipts  for the reasonable costs actually  incurred by EPA  personnel or its authorized agents of conducting such records examinations during the term of this Agreement. The parties agree that "cost" shall include reasonable expenses for travel, transportation, lodging and meals, to the extent normally authorized under Federal rules governing Government travel, as such expenses are actually incurred by EPA personnel or its authorized agents in conducting site visits for the purpose of verifying compliance with this Agreement. Respondents will not, however, reimburse EPA for international travel. No part of the payment for costs in accordance with this provision shall be an allocable cost under any EPA or Government contract, sub-contract or assi stance agreement.

As an alternative to an on-site audit of Respondents' compliance with the terms and conditions of this Agreement, EPA may, at its sole election, conduct an audit by mail in which instance Respondents shall provide documentation  of their compliance with this Agreement including but not limited to copies of documentation maintained as required in thiAgreement and such additional documentation and/or certifications as may be requested by EPA.

59.           SALE OF THE RESPONDENTS' BUSINESSES. The sale or transfer of ownership of Respondents'  business or any divisions, subsidiaries, affiliates, business units, facilities, offices or other corporate components shall not be executed as an artifice to avoid being subject to the Agreement. However, this Agreement is not intended to restrict the lawful and legitimate sale of assets through an arm's length transaction and would not bind an asset purchaser who purchases through an arm's  length transaction.

In the event that Respondents sell or in any way transfer ownership of any part of the business entities that are bound by this Agreement, Respondents shall send notification to the EPA Authorized Representative no later than ninety (90) calendar days prior to the proposed date of sale. The notification shall be signed and dated, and shall state in writing: the date of the planned sale; the name(s), address(es), and contact person(s) representing the purchaser(s) on the sale; and a specific description of subject business or property being sold.

The seller or purchaser may request that the Agreement no longer appl y to the subject business or property if after review of the records, EPA finds that the sale is an "arms length transaction"  as defined at Paragraph 3 herein. Such a request, i ncluding proper documentation, shall be submitted to the EPA Authorized Representative one hundred and eighty (180) calendar days before the projected close of escrow of the sale or as soon as practicable, but not later than ninety (90) calendar days before the sale. The EPA Suspension and Debarment Division wi ll submit a recommendation regarding the request and the SDO shall make a decision within forty-five (45) calendar days of receipt of the request.

60.           THE RESPONDENTS' PURCHASE OF BUSINESSES. In the event that Respondents purchase or establish new business units after the effective date of this Agreement, Respondents shall implement all provisions of this Agreement, including any training or education requirements, within ninety (90) calendar days following such purchase or establishment. Should Respondents be unable to integrate fully such purchase or establishment within ninety (90) calendar days, Respondents shall notify the EPA Authorized Representative in writing, and shall provide a timeline for complete integration, which will be subject to EPA approval. The Respondents shall be notified of EPA's decision on the integration plan within thirty (30) calendar days of receipt.

If, during the period covered by this Agreement, Respondents acquire or gain control of any business concern, which performs or may perform work on projects funded by Federal assistance or procurement programs, the EPA Authorized Representative shall be notified within ten (10) calendar days. Such notice shall state the name, address, nature of the business concern, and any work it has done for any government entities over the last year.

61.           RESTRUCTURING OR ACQUISITION OF NEW BUSINESSES.  Respondents shall not, through a change of name; business reorganization, restructuring or realignment; sale or purchase of assets; or similar action, seek to avoid the obligations and conditions set forth in this Agreement.

62.           HIRING INELIGIBLE INDIVIDUALS. Prior to employing any person, Respondents shall make reasonable inquiry into the status of that potential employee which, at a minimum, shall include a review of the System for Award Management ("SAM") as maintained by the General Services Administration ("GSA") on the internet (https://www.sam.gov/) for Federal Procurement and Nonprocurement  Programs. The results from all SAM searches shall be kept in Respondents'  records.

63.           INELIGIBLE  EMPLOYEES.  Respondents are required to conduct a SAM search on all employees within thirty (30) calendar days of the effective date of this Agreement. Respondents are not, however, required to terminate the employment of individuals who are or become suspended, debarred, proposed for debarment, or otherwise ineligible as prescribed by any government entity debarment program during their employment with Respondents.

However, Respondents will remove such employees from responsibility for, or involvement with Respondents'  business affairs related in any manner whatsoever with Federal funding until the final resolution of such suspension or proposed debarment.

In addition, if any employee of Respondents is charged with a criminal offense relating to business or otherwise relating to honesty or integrity, Respondents will remove that employee immediately from responsibility for, or involvement with Respondents'  business affairs as related in any manner to a government entity.

If an employee is debarred, Respondents shall notify the EPA Authorized Representative of such debarment and the reasons therefore, and whatever personnel action Respondents may have taken against the employee, within ten (10) calendar days of the Respondents' knowledge of the debarment.

64.           BUSINESS RELATIONSHIPS WITH SUSPENDED OR DEBARRED ENTITIES. Unless otherwise stated herein, as related to Federally funded procurement or non-procurement matters, Respondents shall not knowingly form a contract with, purchase from, or enter into any business relationship with any individual or business entity that is listed on SAM (https://www.sam.gov)  as debarred, suspended, proposed for debarment, or otherwise ineligible as prescribed by SAM.

Prior to entering into a new transaction, contract or renewing, exercising options to extend or otherwise extending an existing contract, Respondents shall review SAM to identify any potential business partner that may be currently excluded from Federal procurement or nonprocurement programs. If a possible match is identified, Respondents shall require the potential business partner to certify in writing as to its status on SAM. Respondents may enter into a business relationship with a suspended or debarred contractor/participant if Respondents submi t to EPA in writing the compelling reasons that justify entering into a business transaction with a person listed on SAM as soon as possible, but not later than sixty (60) calendar days prior to Respondents entering into such a business relationship and the SDO approves the request to enter into the transaction. EPA shall respond to the request within thirty (30) calendar days of receipt of the request. Unless otherwise indicated in writing by EPA, each request must be made on a transaction-by-transaction basis. Respondents shall keep a paper copy of all search results and certifications that are required pursuant to this provision.

65.           FUTURE MISCONDUCT  DURING AGREEMENT. In matters unrelated to the misconduct stipulated herein, the EPA may find that the Respondents have materially breached this Agreement based on any misconduct which occurs during the period of the Agreement that leads to any action taken by any Federal agency pursuant to 2 C.F.R. §§ 180.700 or 180.800, or FAR Subpart 9.4, or any successor regulations to these provisions.

66.           RESPONDENTS' LEGAL OBLIGATIONS.  Nothing in this Agreement shall be deemed to limit Respondents' obligations under any federal, state or local law or regulation, nor does this Agreement limit in any manner EPA 's ability to enforce any law or regulation within EPA's jurisdiction.

67.           UNALLOWABLE COSTS. Respondents agree that all costs, as defined in FAR 31.205-

47, incurred by, for, or on behalf of Respondents or any of Respondents' current or former officers, directors, agents, employees, consultants, or affiliates shall be expressly unallowable costs for Government contract or covered transaction accounting purposes. Unallowable costs include, but are not limited to, costs arising from, related to, or in connection with:

a.           The matters at issue herein;

b.           The Government's criminal and civil investigations regarding the matters at issue herein; and

c.           The EPA's review of Respondents' present responsibility, including but not limited to the costs of the company's submissions, presentations, and appearances before the office of the EPA Authorized Representative.

Respondents' costs of performing and administering the terms and conditions ofthis Agreement, the cost of the EPA Authorized Representative, and any fines or penalties levied or to be levied in or arising out of the matter at issue here are agreed to be expressly unallowable costs. Also unallowable are Respondents' costs of bringing Respondents' self-governance,  compliance, and/or ethics programs to a level acceptable to the EPA Authorized Representative. Respondents agree to account separately for such costs. Respondents'  costs of maintaining, operating, and improving Respondents' corporate self-governance/compliance/ethics programs that are incurred after expiration of this Agreement, may be allowable costs.

Respondents agree to treat as unallowable costs the full salary and benefits of any officer, employee, or consultant terminated from Respondents' employ or removed from Government contracting as a result of the wrongdoing at issue here and the cost of any severance payments or early retirement incen ti ve payments paid to employees released from the company as a result of the wrongdoing at issue here. For purposes of the preceding sentence, the salary and benefits costs shall include all such costs from the first instance of participation of each individual in the matters at issue here, as determined by the EPA Authorized Representative.

Respondents recognize that in order to comply with the terms and conditions of this paragraph, certain costs may need to be reclassified. Respondents shall proceed immediately to identify and reclassify such costs and, within ninety (90) calendar days of the effective date of this Agreement, Responden ts shall adjust any bid rate, billing rate, or unsettled final indirect cost rate pools to eliminate any costs made unallowable by this Agreement, and shall advise the EPA Authorized Representative, the cognizant administrative contracting officer, and the cognizant Government auditor of the amount and nature of the reclassified costs within one hundred and twenty (120) calendar days of the date of this Agreement. The EPA Authorized Representative or a designated representative shall have the right to audit Respondents' books and records to verify compliance with this paragraph. Such audit rights shall be in addition to any audit rights the Government may have under the terms of any contract or covered transaction with Respondents.

68.       ADVERSE ACTIONS. Respondents aver that adverse actions taken, or to be taken by it against any employee or other individual associated with Respondents arising out of or related to the wrongdoing at issue herein were solely the result of Respondents' initiatives and decisions and were not the result of any action by, or on behalf of, agents or employees of the United

States.

69.           BREACH OF AGREEMENT I SURVIVAL OF CAUSE FOR DEBARMENT. Respondents' fail ure to meet any of their obligations pursuant to the terms and conditions ofthis Agreement, if determined  by the SDO to be a material breach of this Agreement, shall constitute a separate cause for suspension and/or debarment. Repeated violations of non-material provisions of this Agreement may cumulatively constitute a material breach of the Agreement. The underlying causes for debarment survive the execution of this Agreement and the EPA may initiate suspension or debarment proceedings against the Respondents or statutorily disqualify the Respondents on these grounds if there is a breach of this Agreement. Nothing in this provision or this Agreement shall be construed as a waiver of any legal rights of Respondents to contest the SDO's determination  of materiality.

70.           RESOLUTION OF DEBARMENT, SUSPENSION, OR STATUTORY DISQUALIFICATION. Provided that the terms and conditions of this Agreement are faithfully fulfilled, EPA will not suspend, debar, or statutorily disqualify the Respondents and will lift any existing suspension, debarment or statutory disqualification, as applicable based on the facts and circumstances set forth in the Preamble herein. The EPA's decision, which is based upon the facts at issue here, shall not restrict the EPA or any other agency of the Government from instituting administrative actions, including, without limitation, suspension, debarment or statutory disqualification should:

a. Other information indicating the propriety of such action come to the attention of the EPA or such other agency; or

b.  Additional information concerning the facts at issue here is discovered by the

Government and was not disclosed by Respondents.

This Agreement relates solely to suspension, debarment and statutory disqualification  issues, pursuant to 48 C.F.R. Subpart 9.4 and 2 C.F.R.§§ 180 and 1532, in conjunction with the circumstances recited herein and in no way waives any criminal, civil, contractual, or administrative remedy or right which the Government may have for the circumstances so described in this Agreement.

71.           CONCLUSION  OF DEBARMENT PROCEEDINGS. Respondents hereby waive all further notice and opportunity for hearing to which it may otherwise be entitled to proceed to the terms and conditions of this Agreement except that Respondents shall receive such notice(s) as it would otherwise be entitled if the provisions contained in Paragraphs 69 or 70 or are invoked.

72.           RELEASE OF LIABILITY. Respondents hereby release the United States, its instrumentalities, agents, and employees in their official and personal capacities, of any and all liability or claims arising out of or related to the investigation, criminal prosecution, or civil settlement at issue here, or the suspension, proposed debarment, or debarment of Respondents or the discussions leading to this Agreement.

73.           PRESENT RESPONSIBILITY.  By entering into this Agreement, the EPA is not determining that Respondents are presently responsible for any specific Government contract or covered transaction. Respondents'  compliance with the terms and conditions of this Agreement shall only constitute a contributing factor to be considered when rendering a present responsibility determination for government contracting or covered transaction purposes.

74.           RESTRICTION ON USE. Respondents shall not use any term or condition of this Agreement, or the fact of the existence of this Agreement, for any purpose related to the defense of, or in mitigation of, any cri minal, civil, or administrative investigation or action by any element ofthe Federal Government.

75.           BANKRUPTCY. Respondents shall not use bankruptcy proceedings to affect the enforcement of this Agreement in the interests of the Government.

76.           ENTIRE AGREEMENT. This Agreement constitutes the entire agreement  between the parties and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

77.           COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together, shall constitute one and the same agreement.

78.           SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable  in any respect, such invalidity, illegality or unenforceability shall not affect other provisions of this Agreement.

79.           PARAGRAPH HEADINGS. The paragraph headings in this Agreement are inserted for convenient reference only and shall not affect the meaning or in terpretation of this Agreement.

80.           PROPOSED CHANGES.  Respondents  shall notify the EPA Authorized Representative at least forty-five (45) calendar days prior to instituting any proposed changes in the directives, instructions, procedures, or programs governed by this Agreement. The EPA will verify, approve, or disapprove any such changes within thirty (30) calendar days of receipt of notification by Respondents. The proposed changes are effectivel y approved if no response from EPA wi thin forty-five (45) calendar days of receipt of the proposed changes.  EPA reserves the right to require additional time to review.

81.           MODIFICATION.   This Agreement may be amended or modified only by a written document signed by all parties, and shall become effective only upon acceptance by the EPA Suspension and Debarment Official.  Any such request for modification by the Respondents shall be submi tted to the EPA Authorized Representative.  Requests shall be denied, approved or approved as modified by the SDO within thirty (30) calendar days of the EPA Authorized Representative's receipt of said request.

82.           NOTICES. Any notices, reports, or information required hereunder shall be in writing and delivered or mailed by registered or certified mail, postage prepaid as follows:

To Respondents (Respondents' Authorized Representative(s)):

Mike Munro

Vice President, Deputy General Counsel and Chief Compliance Officer

Transocean Offshore Deepwater Drilling Inc.

4 Greenway Plaza

Houston, TX  77252-2765

Telephone: 713-232-7604

Fax: 71 3-232-7028 mike.munro@deepwater.com

To EPA (EPA Authorized Representative(s)):

Peggy Anthony

Lead Coordinator for Audits, Oversight and Reviews

EPA Suspension and Debarment Division

MC 3902R

1200 Pennsylvania Ave. NW Washington, DC 20460

Telephone: 202-564-5364

Fax: 202-565-2472

Anthony.peggy@epa.gov

or such other address as either party shall have designated by notice in writing to the other party.

83.           PUBLIC DOCUMENT. This Agreement, including all attachments and reports submitted  pursuant to this Agreement, subject  to the restrictions under the Privacy  Act and exemptions in accordance with the Freedom of Information Act, is a public document and may be distributed by the EPA throughout the Government and entered  into Government data base systems as appropriate, and provided  to other interested  persons  upon request.  It is Respondents' responsibility to claim  as Confidential Business  Information ("CBI") and privileged  documents and communications, per the Freedom  of Information Act, any and all documents attached  to and submitted pursuant  to the requirements of this Agreement. If CBI is not claimed  at the time such documentation is submitted to the EPA, Respondents hereby agree they have waived such claim and have no objection to the EPA releasing  such information to the public as appropriate.

A copy of this Agreement will be entered  into the Federal  Awardee  Performance and Integrity Information System ("FAPIIS") and as required  by law or regulation  the fact of entry or a copy of the agreement will be posted on any other  public website.

84.           EPA RELIANCE. Respondents and Respondents' signatories hereto represent  that subject to criminal  penalties pursuant to 18 U.S.C. §1001  all written materials and other information supplied to the EPA by its authorized representati ve(s) during  the course of discussions with the EPA preceding this Agreement are true, current, complete, and accurate, to the best of their information and belief.  Respondents also represent  that they have provided  to the EPA all information in their possession relating to the facts at issue.  Respondents understand that this Agreement is executed  on behalf of the EPA in reliance upon the truth, accuracy, and completeness of all such representations.

85.           TIME IS OF THE ESSENCE. Time is of the essence  with respect  to the performance of, compliance with, and receipt of the benefit of all rights, duties, and obligations herein. If EPA should  provide additional time for the Respondents to comply  with any specific deadline hereunder, such tolerance by EPA shall not be construed as a waiver or modification for any future deadlines as required herein.

86.           RESPONDENTS' SIGNATORY(IES). David A. Tonne!, Director ofTransocean Deepwater Inc. and Transocean Deepwater Drilling  Inc., and Manager  of Transocean Holdings LLC, is fully authorized to execute  this Agreement and represents that he has authority  to bind Transocean Deepwater Inc., Transocean Deepwater Drilling Inc., and Transocean Holdings LLC. Trevor  A. Tessendorf, Managing Director, Triton  Asset Leasing  GmbH , is fully authorized to execute this Agreement and represents that he has authority  to bind Triton  Asset Leasing  GmbH.

87.           ENDORSEMENT  BY SUSPENSION  AND DEBARMENT OFFICIAL. This Agreement  shall become effective only upon its approval  and endorsement by the EPA Suspension and Debarment Official.

88.           TERM. The period of this Agreement  shall be five (5) years from the date of endorsement by the EPA Suspension and Debarment Official  (SDO).

V. PARTIES' ENDORSEMENTS

FOR THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY

/s/ Carson Hodges                                                               02/25/13
   Carson Hodges                  DATE
   Debarment Counsel
   EPA Suspension and Debarment Division

FOR TRANSOCEAN DEEPWATER INC.

/s/ David A. Tonnel                                                                         2/21/13
David A. Tonnel                                                                              DATE
   Director
   Transocean Deepwater Inc.

FOR TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC.

/s/ David A. Tonnel                                                                    2/21/13
David A. Tonnel                                                                                DATE
   Director
   Transocean Offshore Deepwater Drilling Inc.

FOR TRANSOCEAN HOLDINGS LLC.

/s/ David A. Tonnel                                                                         2/21/13
David A. Tonnel                                                                              DATE
   Manager
   Transocean Holdings LLC.

FOR TRITON ASSET LEASING GMBH.

/s/ Trevor A. Tessendorf                                                                  2/20/13
Trevor A. Tessendorf                                                                       DATE
   Managing Director
    Triton Asset Leasing GmbH

VI. SUSPENSION AND DEBARMENT OFFICIAL'S ENDORSEMENT

Having reviewed  the terms and conditions of the above Administrative Agreement between  the Environmental Protection Agency and TRANSOCEAN DEEPWATER INC.; TRANSOCEAN OFFSHORE DEEPWATER INC.; TRANSOCEAN HOLDINGS LLC; and TRITON  ASSET LEASING GMBH,  and in reliance on the representations, covenants, and terms herein, I hereby approve  the said terms and conditions as an appropriate resolution  of this matter.  This  approval is cond i tioned upon full compliance with all the terms and conditi ons of this Agreement.  Any material  breach or failure to comply  with all the terms and conditions of this Agreement may result in a discretionary suspension or debarment as appropriate.

/s/ Richard Pelletier                                                                                                  2/25/2013
Richard  Pelletier                                                                                                DATE

EPA Suspension and Debarment Official